INTEGRAMED® LAUNCHES ATTAINFERTILITY.COM
TO EDUCATE PATIENTS ON FERTILITY ISSUES

- Marks IntegraMed America’s 25th Anniversary in Fertility -

Purchase, NY – April 22, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing and managing specialty healthcare networks in fertility and vein care, today launched web portal AttainFertility.com, a new destination site offering comprehensive fertility information.

AttainFertility.com is an interactive web platform that offers trusted fertility information from experts regarding everything from fertility issues and treatment options to cost and planning.  The website also offers community support to help patients better cope with the transition to being parents.

Pam Schumann, President of IntegraMed’s Consumer Services Division, commented, “We are excited to be celebrating our 25th anniversary as a leader in the fertility field with the launch of Attain Fertility.  We are confident AttainFertiliy.com will soon become a valuable resource to help consumers better understand their options in overcoming infertility and allow us to reach many more people who may be looking to undergo fertility treatment.

“We believe the ability to empower patients and bring unique solutions to the attention of a much broader base of potential patients is a central component of the overall IntegraMed value proposition.”

In support of National Infertility Awareness Week, AttainFertiliy.com visitors can take a Free Fertility CheckTM to better understand infertility, and,

•	Easily search for the latest fertility information and view educational videos
•	Take part in Attain Fertility communities, and
•	Search for fertility centers and reproductive endocrinologists within the IntegraMed Fertility Network and schedule consultations.

Jay Higham, IntegraMed’s President and CEO, added, “The launch of AttainFertility.com marks a critical stepping-stone in our recently implemented marketing initiatives around our Consumer Services Division. These initiative are expected to further drive awareness of our Attain IVF Program brand and to help drive patient flow to our Fertility Division partners.”

For more information about Attain Fertility, visit AttainFertiliy.com .

About IntegraMed America, Inc.
IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is the leading manager of fertility centers and vein clinics in the United States.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services.  IntegraMed’s fertility network is the nation’s largest fertility network, comprised of 39 contracted centers with over 120 locations in 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice.  The IntegraMed Vein Clinic network is the leading provider of varicose vein care services in the US, currently operating 36 centers in 13 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:

www.integramed.com for investor background,

www.attainfertility.com for fertility, or

www.veinclinics.com for vein care

CONTACT:
Investors:	Media/Investors:
John W. Hlywak, Jr., EVP and CFO	Norberto Aja, David Collins
IntegraMed America, Inc.	Jaffoni & Collins Incorporated
jhlywak@integramed.com	inmd@jcir.com
914-251-4143	212-835-8500